EXHIBIT 99.1

On November 10, 2004, the Registrant issued the following press release:

     "PYR ENERGY ANNOUNCES COMMENCEMENT OF DRILLING ACTIVITIES AT CUMBERLAND
            PROSPECT, WYOMING OVERTHRUST PROVIDES OPERATIONAL UPDATE

     DENVER - PYR Energy Corporation (AMEX:PYR) today reported that drilling activities have begun at the Company's Cumberland Prospect in Uinta County, Wyoming. The #1-16 Cumberland State well, located approximately twenty miles northeast of Evanston, Wyoming, will test a potential structural closure at the leading-edge of the Absaroka Thrust sheet. The main target horizon at the Cumberland prospect is the Jurassic Nugget Formation, a thick eolian sandstone that has proven to be productive in structural closures along the leading-edge of the Absaroka Thrust to the south. Anticipated target depth for the prospect is estimated to be approximately 10,500 feet. Nearest production to the Cumberland prospect occurred at Ryckman Creek, located approximately five miles to the southwest of the prospect, which was discovered in 1975 and produced approximately 255 Bcfe from the Nugget prior to field abandonment in the late 1980's. PYR will participate with a 10% working interest in the drilling, and will be carried to casing point for an additional 22.5% working interest. After casing point, PYR will have a 32.5% working interest in the initial test well and all subsequent wells in the prospect.

     At the Mallard prospect in Uinta County, Wyoming, the well is currently drilling ahead at approximately 12,800 feet measured depth in the Phosphoria Formation. The well has experienced slower than anticipated drill penetration due to directional steering of the wellbore toward a targeted bottom hole location. Anticipated total depth of the well is approximately 15,500 feet in the Madison Formation.

     At NW Brahaney Field in Yoakum County, Texas, the Company has undertaken and completed a series of wellbore workovers with positive results. The Read #1 well was converted to a water disposal well, saving the Company approximately $15,000 per month in third-party commercial disposal costs. At the Read #4 well, the existing electrical submersible pump was replaced with a larger ESP unit to increase total fluid production. Since being brought on-line in mid-October, the well has average production of 124 BO/day, or an approximately 90 BO/day increase when compared to production rates prior to the workover. The Company owns a 99.8% working interest and an 85.4% net revenue interest in the Read wells.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.